EXHIBIT 99.1


[LOGO OMITTED]    MILACRON
                  ==========================           NEWS RELEASE
                  Manufacturing Technologies


Contact: Al Beaupre  (513) 487-5918


                        Milacron Announces Refinancing
                     To Repay Maturing Bonds and Bank Debt

CINCINNATI, OHIO, March 12, 2004...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies and industrial fluids, announced today it has reached a definitive agreement whereby Glencore Finance AG and Mizuho International plc are jointly providing Milacron with $100 million in new capital in the form of convertible securities. This new capital, together with existing cash balances, will be used to repay the company's $115 million outstanding senior U.S. notes due March 15, 2004.

Milacron has also reached a separate agreement with Credit Suisse First Boston for a $140 million credit facility having a term of approximately one year to refinance existing facilities and provide additional liquidity. At close, extensions of credit under the facility in an aggregate amount of $84 million were utilized to refinance the company's existing revolving bank credit facility and its existing receivables purchase program.

"We believe this infusion of capital will better position Milacron to benefit from a sustained economic recovery and will enable the company to realize its full potential as a leading global supplier of plastics-processing technologies and industrial fluids," said Ronald D. Brown, chairman, president and chief executive officer. "After careful consideration of proposed alternatives, we believe this refinancing plan represents the best solution for Milacron and our investors, creditors, employees, customers, suppliers and distributors. With a reinvigorated capital structure, we expect Milacron to be a financially stronger company with greater flexibility to refinance our
(euro)115 million bonds due in April 2005."

Glencore and Mizuho will initially purchase $100 million of exchangeable debt, $30 million of which will be convertible into Milacron common stock at the option of the holders without shareholder approval, in reliance on an exception to the New York Stock Exchange's shareholder approval policy available if securing such approval would seriously jeopardize the financial viability of the enterprise. Upon receipt of shareholder approval of both the authorization of additional shares of Milacron common stock and the issuance of preferred stock convertible into such common stock, the interest rate on all outstanding exchangeable debt shall be 6% per annum, applied retroactively to the date of closing. As soon thereafter as a condition relating to the refinancing of Milacron's (euro) 115 million bonds due in April 2005 is satisfied

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or waived, all exchangeable debt and any common stock held by Mizuho and
Glencore will automatically be exchanged for convertible preferred stock with a 6% cumulative dividend rate. Upon issuance of all the convertible preferred stock, Glencore and Mizuho would together own approximately between 40% and 60% of Milacron's fully diluted equity, depending on whether Milacron exercises an option to conduct a rights offering to its existing shareholders. After seven years, the convertible preferred stock would automatically be converted into common stock but may be converted prior to that time at the option of the holders. If shareholder approval is not obtained, the debt issued to Mizuho and Glencore will remain outstanding with an initial interest rate of 20%, increasing to 24% over time, and will be in default, and any common stock into which a portion of such debt had previously been converted will be exchanged for shares of the company's currently authorized, but unissued, serial preference stock with a liquidation preference equal to $2.00 per share of common stock exchanged.

The new $140 million credit facility provided by Credit Suisse First Boston does not require shareholder approval and consists of a $65 million revolving facility, with a $25 million subfacility for letters of credit, and a $75 million term loan facility. The entire credit facility is secured by first priority liens on substantially all assets of Milacron and its domestic subsidiaries and includes pledges of stock of various domestic subsidiaries and certain foreign subsidiaries. Availability under the revolving facility is limited by a borrowing base calculated based upon specified percentages of eligible receivables and eligible inventory, a $10 million minimum availability covenant (resulting in aggregate availability of no more than $55 million) and other reserve requirements. Following the closing, additional availability under the revolving facility was approximately $20 million, after taking into account the minimum availability and existing reserve requirements. After giving effect to the termination of the existing revolving bank credit facility and the accounts receivable liquidity facility and repayment of the senior U.S. notes, Milacron's current cash balance is expected to be approximately $60 million.

Milacron's agreements with Credit Suisse First Boston and with Glencore and Mizuho will be filed with the Securities and Exchange Commission ("SEC").

To seek shareholder approval authorizing additional shares of common stock of the company and the issuance of new preferred stock convertible into such common stock, Milacron will file with the SEC as soon as practicable a proxy statement, in which further details of the refinancing plan will be described. Investors and security holders of Milacron are urged to read the proxy statement when it becomes available regarding the authorization of additional shares of common stock of the company and the issuance of new preferred stock convertible into such common stock for which shareholder approval will be sought. The proxy statement will contain important information about the refinancing plan. A definitive proxy statement will be sent to the shareholders of Milacron. Investors and security holders may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed with, or furnished to, the SEC by Milacron at the SEC's web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free by directing a request to: Milacron Inc., 2090 Florence Ave., Cincinnati, OH 45206; (513) 487-5000; www.milacron.com.


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Certain Information Concerning Participants: Investors may obtain a list of the names, affiliations and interests of participants in the solicitation of proxies from the shareholders of Milacron to approve the authorization of additional shares of common stock of the company and the issuance of new preferred stock convertible into such common stock as part of the refinancing plan described in this press release by directing a written request to the following address: Milacron Inc., 2090 Florence Ave., Cincinnati, OH 45206.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron (NYSE: MZ) is a leading global supplier of plastics-processing technologies and industrial fluids. With 2003 consolidated sales of $740 million, the company employs 3,500 people and operates major manufacturing facilities in North America, Europe and Asia.


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